As filed with the Securities and Exchange Commission on October 26, 2010
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Green Energy Management Services Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2873882 (I.R.S. Employer Identification No.)

381 Teaneck Road
Teaneck, NJ 07666
(Address of principal executive offices) (Zip Code)

Amendment Agreement with Steven B. Solomon
Amendment Agreement with Joe M. Allbaugh
Amendment Agreement with Richard Connelly
Restricted Stock Award Agreement with Major General (Ret.) John A. Leide
Restricted Stock Award Agreement with Joe M. Allbaugh
Restricted Stock Award Agreement with Chris A. Economou
Restricted Stock Award Agreement with Mark Rogers
Restricted Stock Award Agreement with Richard Connelly
(Full title of the plans)

Robert Weinstein, Chief Financial Officer
Green Energy Management Services Holdings, Inc.
381 Teaneck Road
Teaneck, NJ 07666
(Name and Address of agent for service)

(201) 530-1200
(Telephone number, including area code, of agent for service)

With a copy to:

Harvey Kesner, Esq.
Ben Reichel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value	1,350,000 (1)	$0.32 (2)	$432,000	$30.80

(1)	Represents (i) 1,300,000 shares of common stock issued pursuant to certain amendment agreements, and (ii) 50,000 shares of common stock issued pursuant to certain restricted stock award agreements.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTC Bulletin Board on October 25, 2010.

EXPLANATORY NOTE

This Registration Statement is being filed by Green Energy Management Services Holdings, Inc. (the “Company”, “we”, “us” and “are”)  in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register (i) 1,300,000 shares of the Company’s common stock, par value $.0001 per share, issued under the Company’s Amendment Agreements with Steven B. Solomon, Joe M. Allbaugh and Richard Connelly, which agreements are filed as exhibits to this Registration Statement (the “Amendment Agreements”), and (ii) 50,000 shares of the Company’s common stock, par value $.0001 per share, issued under the Company’s Restricted Stock Award Agreements with Major General (Ret.) John A. Leide, Joe M. Allbaugh, Chris A. Economou, Mark Rogers and Richard Connelly, a form of which agreements is filed as an exhibit to this Registration Statement on Form S-8 (the “Restricted Stock Award Agreements”).   Steven B. Solomon, Joe M. Allbaugh, Richard Connelly, Major General (Ret.) John A. Leide, Chris A. Economou and  Mark Rogers are all former officers and / or directors of the Company and collectively referred to hereafter as the “Former Directors and Officers.”

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act.  The reoffer prospectus may be used for reoffer and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the Amendment Agreements and the Restricted Stock Award Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company will provide each of the Former Directors and Officers with documents that contain information related to the Amendment Agreements and Restricted Stock Award Agreements, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each of the Former Directors and Officers who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each of the Former Directors and Officers a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Robert Weinstein, Chief Financial Officer
Green Energy Management Services Holdings, Inc.
381 Teaneck Road
Teaneck, NJ 07666
(201) 530-1200

(i)

REOFFER PROSPECTUS

Green Energy Management Services Holdings, Inc.
1,350,000 Shares of
Common Stock

This reoffer prospectus relates to the sale of up to 1,350,000 shares of our common stock, $.0001 par value per share that may be offered and resold from time to time by existing selling stockholders identified in this prospectus for their own account issuable pursuant to the Amendment Agreements and Restricted Stock Award Agreements. It is anticipated that the selling stockholders will offer common shares for sale from time to time in one or more transactions on the OTC Bulletin Board, or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated (see “Plan of Distribution” starting on page 11 of this prospectus). We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock have been issued pursuant to the Amendment Agreements and Restricted Stock Award Agreements.

 This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GRMS” and the last reported sale price of our common stock on October 25, 2010 was $0.32 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 26, 2010

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

We are a full service energy management company based in the Eastern United States.  Our operations are currently conducted primarily in New York and New Jersey, however, we are seeking to expand our operations on a nationwide basis. We provide our clients all forms of solutions to maximize the level of efficiency which can be achieved given the current available technologies (“Energy Efficiency”) mainly based in two functional areas: (i) energy efficient lighting upgrades; and (ii) energy generation from natural resources which are naturally replenished (“Renewable Energy.”)  We are primarily engaged in the distribution of energy efficient lighting units to end users who utilize substantial quantities of electricity. We maintain our business operations on a nationwide basis, distributing products and services to municipal and commercial customers. Industry participants focus on assisting clients to effectively maximize Energy Efficiency and couple that with maximizing their utilization of Renewable Energy.

We also provide our clients with water conservation solutions. We offer our customers a patented water valve technology which has the ability to reduce residential and commercial water usage by reducing the amount of air passing through the pipes while maintaining water pressure.

We provide energy-saving and water conservation technologies under long-term, fixed-price contracts. We provide a full-service installation, including the removal of our client’s current application, installation of energy efficient lighting technology and water conservation (our “Turnkey Solution”). We believe that the applications that we install and service should reduce our customers’ monthly electric and water costs by approximately 50-70%. We capture a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, management and technical expertise.

Addressing the Energy Efficiency arena, we concentrate our marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and water utilization rates and having energy customers who consume higher than average quantities of energy and water. We develop an Energy Efficiency/energy management program which, potentially, provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, we assume the management and maintenance of our clients’ lighting needs which affords our clients greater labor efficiencies.

Our principal executive offices are located at 381 Teaneck Road, Teaneck, NJ 07666 and our telephone number is (201) 530-1200.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

Our limited operating history may make it difficult to evaluate our business to date and future viability.

We are in the early stage of operations and development, and have only a limited operating history on which to base an evaluation of our business and prospects, having just commenced operations in March 2010 in accordance with our new business plan and entry into the Energy Efficiency services industry. In addition, our operations and developments are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as fluctuations in revenues and expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future. We have generated limited revenues to date, and there can be no assurance that we will be able to successfully develop our products and penetrate our target markets.

We have limited funds. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

Despite raising proceeds from our July 2010 and August 2010 private placements in the aggregate amount of $1,150,000, we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success may depend on our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Our success will depend on our ability to retain our managerial personnel and attract additional personnel.

Our success will depend largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and we cannot guarantee that we will be able to attract and retain the necessary staff. The loss of members of managerial or sales staff could have a material adverse effect on our future operations and on successful development of products and services for our target markets. The failure to maintain our management, particularly our Chief Executive Officer and Chief Financial Officer, and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee that these efforts will be successful.

We will need to expand our finance, administrative, business development, sales and marketing, and operations staff. There are no assurances that we will be able to make such hires. In addition, we may be required to enter into relationships with various strategic partners and other third parties necessary to our business. Planned personnel may not be adequate to support our future operations, management may not be able to hire, train, retain, motivate and manage required personnel or management may not be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we fail to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to compete successfully.

Light emitting diode (“LED”) and induction lighting equipment represent new technologies.  Although we are not currently aware of any other companies that are focusing on providing energy-saving technologies under long-term, fixed-price contracts, we expect that a number of companies are or will attempt to employ a similar business model to ours. Accordingly, we expect that the markets for our installation and maintenance services will become highly competitive. In the efficiency lighting contracting market, we will compete with companies that service and/or sell LED and induction lighting equipment and services. Many of our competitors have been engaged in this industry much longer than we have and possess substantially larger operating staffs and greater capital resources than us. Competitors could offer aggressive pricing for their services and claims of improved lighting performance and Energy Efficiency. Competitive pricing pressures could establish a rate of decline of our contracting services prices.

With the growth potential for LEDs and induction lighting based upon the potential for cost savings by our customers, we may face additional competition in the future.  Additionally, new technologies could emerge or improvements could be made in existing technologies that may also reduce the demand for LEDs and induction lighting in certain markets.

As competition develops, we need to continue to utilize new products and provide innovative services that enable our customers to save on electrical costs and lighting-related maintenance. Additionally, we anticipate that additional competition for these customers will result in pressure to lower the selling prices of our products and services. Competitors may also try to align with some of our strategic customers. This could mean lower prices for our products and services, reduced demand for our products and services and a corresponding reduction in our ability to recover engineering and overhead costs. Any of these developments could have an adverse effect on our business, results of operations or financial condition.

Our LED and induction lighting products may contain defects, may experience performance issues or they may be installed or operated incorrectly, which could reduce sales or those products or result in claims against us.

Despite testing by us, errors have been found and may be found in the future in our products.  This could result in, among other things, loss or market share or failure to achieve market acceptance.  Defects in our products during the term of our customers’ long-term contracts could cause us to incur significant warranty, support and repair costs.  If we install faulty LED products, we will be required to replace them at our cost. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products that would likely harm our business.  Defects, Integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products.  Our customers and end-users could also seek damages from us for their losses.  A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business, results of operations and our ability to raise additional capital and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued throughout 2009. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses. The ongoing worldwide financial and credit crisis may continue indefinitely.  Because the future of our business will depend on our ability to raise additional capital, we may not be able to to execute our current business plan and fund business operations long enough to achieve profitability.  In addition, many of our customers rely on external funding to complete their construction and renovation projects.  During the six months ended June 30, 2010, our revenues decreased by $669,044 or 69.7% as compared to the corresponding period in 2009, primarily due to a decrease in the amount of contracts completed as well as the slowdown in the general economy. Revenues for the year ended December 31, 2009 decreased by $1,088,322 or 39%, from the corresponding period in 2008, primarily due to a lesser number of contracts completed, offset partially by higher prices for our services. As a result, we may not be able to generate income and, to conserve capital, we may be forced to curtail our current business activities or cease operations entirely.

Risks Relating to the December 2006 Sale of Substantially All of Our Assets

We may be subject to final examinations by taxing authorities in the jurisdictions in which we conduct operations which may impact the amount of taxes that we pay.

In evaluating the exposure associated with various tax filing positions, we accrue charges for probable exposures.  At December 31, 2009, we believe we have no probable exposures.  To the extent we were not to prevail in matters for which accruals would have been established or be required to pay amounts in excess of any such accruals, our effective tax rate in a given financial statement period could be materially affected.  Significant judgment is required in determining our provision for income taxes.  In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain.  Our reported results may be subject to final examination by taxing authorities.  Because many transactions are subject to varying interpretations of the applicable federal, state or foreign tax laws, our reported tax liabilities and taxes may be subject to change at a later date upon final determination by the taxing authorities.  The impact of this final determination on our estimated tax obligations could increase or decrease amounts of cash available to us, perhaps significantly.

 Our assumptions regarding the federal tax consequences of the asset sale may be inaccurate.

The December 2006 sale was a taxable transaction to us for federal and state income tax purposes.  We recognized a gain on the sale and remitted the taxes computed and reported to the respective federal and state tax jurisdictions.  After filing of federal income tax returns by us and our subsidiaries, we utilized net operating loss carryforwards of approximately $44 million, including losses arising prior to and after the date of our 2002 spin-off from our former parent company, to offset taxable income for the year ended December 31, 2006.  We believe we have sufficient usable net operating losses to offset substantially all of the income or gain computed and reported by us for federal and state income tax purposes, including any alternative minimum tax, resulting from the sale. Until such time as the statute of limitations expires in each of the tax jurisdictions there can be no assurance that the Internal Revenue Service or other relevant state tax authorities will ultimately assent to our tax treatment of the asset sale or utilization of the net operating loss carryforwards to offset the taxable income ultimately determined by a relevant tax authority.  To the extent the Internal Revenue Service or any relevant state tax authorities ultimately prevail in re-characterizing the tax treatment of the asset sale or the utilization net operating loss carryforwards, there may be adverse tax consequences to us and our stockholders, including that we could owe income taxes in an amount up to the entire purchase price and our common stockholders could be required to return any distributions they have received.

Our assumption that we will not have to pay Texas franchise tax as a result of the closing of the 2006 asset purchase agreement may be inaccurate.

We do not believe we will be obligated to pay any Texas franchise tax as a result of the closing of the 2006 asset sale.  Beneficial ownership of all of our assets was held by our subsidiary Canberra Operating, L.P., a Texas limited partnership, and Texas franchise tax did not apply to dispositions of assets by limited partnerships.  To confirm our position, following the closing we applied to the Texas Comptroller of Public Accounts for a statement that no franchise or sales tax was due as a result of the closing of the Asset Purchase Agreement.  If the Texas Comptroller challenges our position, we could be required to pay the Texas franchise tax and our stockholders could be required to return any distributions they have received.

Risks Relating to our Organization and our Common Stock

Over 14% of our shares of common stock are controlled by a single stockholder who may have the ability to influence the election of directors and the outcome of matters submitted to our stockholders.

As of October 25, 2010, affiliates of Michael Samuel, our Chairman, President and Chief Executive Officer directly own approximately 65.6 million shares, which represent 14.9% of our approximately 438 million shares of outstanding common stock following the close of the merger. As a result, these stockholders may have the ability to significantly influence the outcome of issues submitted to our stockholders. The interests of these stockholders may not always coincide with our interests or the interests of our other stockholders, and they may act in a manner that advances their best interests and not necessarily those of our other stockholders. One consequence to the stockholders’ interest is that it may be difficult for investors to remove management of tour Company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We may be unable to register for resale all of the shares of our common stock pursuant to the terms of the August 2010 stockholders’ agreement and the July 2010 and August 2010 private placements, in which case certain stockholders will need to rely on an exemption from the registration requirements in order to sell such shares.

In connection with the merger, we entered into a stockholders’ agreement and completed a private placement, pursuant to which we are obligated to file a “resale” registration statement with the SEC that covers certain shares of our common stock and to have such “resale” registration statement declared effective by the SEC no later than 60 days after its filing. Nevertheless, it is possible that the SEC may not permit us to register all of such shares of our common stock for resale. In certain circumstances, the SEC may take the view that the private placements requiress us to register the resale of the securities as a primary offering. Investors should be aware of the existence of risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations including those that may be adopted subsequent to the date of this prospectus, that could impede the manner in which the common stock may be registered or our ability to register the common stock for resale at all or the trading in our securities. If we are unable to register some or all of these shares, or if shares previously registered are not deemed to be freely tradeable, such shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144.

As a result of the merger, Green Energy Management Services, Inc. became a subsidiary of ours subject to the reporting requirements of federal securities laws. Such reporting requirements can be expensive and may divert resources from other projects, thus impairing its ability grow.

As a result of the merger, Green Energy Management Services, Inc. ("GEM") became a subsidiary of ours and, accordingly, is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if GEM had remained privately held and did not consummate the merger. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents required under the terms of the stockholders’ agreement that require us to register certain shares of our common stock.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities and for our shares to continue to be quoted on the OTC Bulletin Board or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. Our management, including the our principal executive officer/principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13(a) - 15(e) and 15(d) - 15(e) under the Exchange Act) as of June 30, 2010. Based upon that evaluation, our principal executive officer/principal financial officer concluded that the disclosure controls and procedures were not effective. The material weakness in our internal control over financial reporting that we identified in our Annual Report on Form 10-K for the year ended December 31, 2009 relates to our documentation and a lack of segregation of duties due to our limited size.  Following the merger, our accounting staff now consists of three individuals: one full-time accountant, one part-time accountant and one part-time accounting consultant. If and when our financial position improves, we intend to hire additional personnel to remedy the existing deficiencies. We can provide no assurance, however, that we will be able to do so.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our post-merger company.

Our stock price may be volatile.

The market price of our common stock may be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•
limited “public float” following the merger, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock (particularly following effectiveness of the resale registration statement of which this prospectus forms a part;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results;
•	conditions that impact demand for our products and services;
•	future announcements concerning our business or our competitors’ businesses or the Energy Efficiency services industry;
•	the public’s reaction to our press releases, other public announcements and filings with the SEC
•	inability to develop or acquire new or needed technology; and
•	market and industry perception of our success, or lack thereof, in pursuing our business plan.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Although GEM made a distribution of $18,096 to its shareholders during the six months ended June 30, 2010, we do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

Although GEM made a distribution of $18,096 to its shareholders during the six months ended June 30, 2010, we do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a very limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

 To date there has been a very limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. We anticipate having our common stock continue to be quoted for trading on the OTC Bulletin Board, however, we cannot be sure that such quotations will continue. As soon as is practicable and eligibility requirements are satisfied, we anticipate applying for listing of our common stock on either the NYSE Amex, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock issued in the merger to the current and former officers and directors of GEM are subject to a lock-up agreement prohibiting sales of such shares for periods ranging from 6-12 months following the effectiveness of the registration statement, of which this prospectus is a part. Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

 This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock that may be offered and sold from time to time by the Selling Stockholders.   We will not receive any proceeds from the sale of shares by the Selling Stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering 1,350,000 shares of our common stock offered through this prospectus that were granted to the selling stockholders pursuant to the Amendment Agreements and Restricted Stock Award Agreements.

The following table provides, as of October 25, 2010, information regarding the beneficial ownership of our common shares of common stock held by each of the selling stockholders, including:

1.	the total number of shares of our common stock owned by each selling stockholder prior to this offering;

2.	the total number of shares of our common stock that are to be offered by each selling stockholder;

3.	the total number of shares of our common stock that will be owned by each selling stockholder upon completion of the offering; and

4.	the percentage of our common stock owned by each selling stockholder, prior to and upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders.  Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of shares of our common stock by the selling stockholders. Except as described below and to our knowledge, the named selling stockholders beneficially own and have sole voting and investment power over all shares or rights to these shares.

Because the selling stockholders may offer all or part of the common shares, which they own pursuant to the offering contemplated by this reoffer prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The shares of our common stock currently owned and offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING(1)		NUMBER OF SHARES BEING	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING(1)
NAME	NUMBER	PERCENT(2)	OFFERED	NUMBER	PERCENT(2)

Steven B. Solomon	58,547,562	13.3%	1,216,668	57,330,894	13.0%

Joe M. Allbaugh	58,333	*	58,333	0	0

Richard Connelly	54,750	*	50,000	4,750	*	%

Chris A. Economou	68,700	*	8,333	60,367	*	%

Mark Rogers	1,064,292	*	8,333	1,055,959	*	%

Major General (Ret.) John A. Leide	8,700	*	8,333	367	*

TOTAL SHARES OFFERED			1,350,000
 _____________
* less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)	Based upon 439,391,636 shares of common stock issued and outstanding as of October 25, 2010.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of shares of all common stock which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our Company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the shares, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $5,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon, for us, by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements of Green Energy Management Services, Inc. (f/k/s Southside Electric, Inc.) as of December 31, 2009 and December 31, 2008, and for each of the two years in the period ended December 31, 2009 and 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of Hannis T. Bourgeois, LLP, an independent registered public accounting firm, upon the authority of said firm as an expert in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed by us with the SEC are incorporated herein by reference:

•	Reference is made to our Annual Report on Form10-K filed with the SEC on March 31, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on April 30, 2010, which is hereby incorporated by reference.

•	Reference is made to our Quarterly Report on Form 10-Q filed with the SEC on May 13, 2010, which is hereby incorporated by reference.

•	Reference is made to our Information Statement on Schedule 14C filed with the SEC on June 18, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on June 18, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on August 4, 2010, which is hereby incorporated by reference.

•	Reference is made to our Quarterly Report on Form 10-Q filed with the SEC on August 10, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on August 26, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K/A filed with the SEC on September 2, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on September 23, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on October 5, 2010, which is hereby incorporated by reference.

•	The description of our common stock in our Registration Statement on Form S-1, filed with the SEC on September 20, 2010, which is hereby incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Robert Weinstein at the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the Delaware General Corporation Law (“DGCL”), against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Our Amended and Restated Bylaws authorize us to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if our board of directors so determines, by purchasing and maintaining insurance. In addition, our Amended and Restated Certificate of Incorporation provides that, subject to certain limitations, an indemnitee shall also have the right to be paid by us the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

Our Amended and Restated Certificate of Incorporation provides that none of the our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

·	any breach of the director’s duty of loyalty to us or our stockholders,

·	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

·	the payment of unlawful dividends and unlawful repurchase or redemption of our capital stock prohibited by the DGCL, and

·	any transaction from which the director derived any improper personal benefits.

The effect of this provision of our Amended and Restated Certificate of incorporation is to eliminate our rights and the rights of its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Indemnification Agreements

We intend to enter into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of ours and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

1,350,000 SHARES OF COMMON STOCK

PROSPECTUS

October 26, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our Annual Report on Form10-K filed with the SEC on March 31, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form8-K filed with the SEC on April 30, 2010, which is hereby incorporated by reference.

•	Reference is made to our Quarterly Report on Form 10-Q filed with the SEC on May 13, 2010, which is hereby incorporated by reference.

•	Reference is made to our Information Statement on Schedule 14C filed with the SEC on June 18, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on June 18, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on August 4, 2010, which is hereby incorporated by reference.

•	Reference is made to our Quarterly Report on Form 10-Q filed with the SEC on August 10, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on August 26, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K/A filed with the SEC on September 2, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on September 23, 2010, which is hereby incorporated by reference.

•	Reference is made to our Current Report on Form 8-K filed with the SEC on October 5, 2010, which is hereby incorporated by reference.

•	The description of our common stock in our Registration Statement on Form S-1, filed with the SEC on September 20, 2010, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

 No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

As permitted by the DGCL, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Our Amended and Restated Bylaws authorize us to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if our board of directors so determines, by purchasing and maintaining insurance. In addition, our Amended and Restated Certificate of Incorporation provides that, subject to certain limitations, an indemnitee shall also have the right to be paid by us the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

The effect of this provision of our Amended and Restated Certificate of incorporation is to eliminate our rights and the rights of its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Indemnification Agreements

We intend to enter into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of ours and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

The shares of common stock being registered pursuant to this Registration Statement were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Amendment Agreement with Steven B. Solomon
10.2	Amendment Agreement with Joe M. Allbaugh
10.3	Amendment Agreement with Richard Connelly
10.4	Form of Restricted Stock Award Agreement*
23.1	Consent of Hannis T. Bourgeois, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
_____________
* Incorporated by reference from our Current Report on Form 8-K filed with the SEC on December 23, 2005.

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teaneck, New Jersey, on October 26, 2010.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS INC.

By:	/s/ Michael Samuel
Michael Samuel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Samuel and Robert Weinstein or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Samuel	Chairman, President, Chief Executive Officer and Director	October 26, 2010
Michael Samuel

/s/ Robert Weinstein	Chief Financial Officer (Principal Accounting Officer)	October 26, 2010
Robert Weinstein

/s/ William D’ Angelo	Director	October 26, 2010
William D’ Angelo

/s/ Michael Rappaport	Director	October 26, 2010
Michael Rappaport

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Amendment Agreement with Steven B. Solomon
10.2	Amendment Agreement with Joe M. Allbaugh
10.3	Amendment Agreement with Richard Connelly
10.4	Form of Restricted Stock Award Agreement*
23.1	Consent of Hannis T. Bourgeois, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
_____________
* Incorporated by reference from our Current Report on Form 8-K filed with the SEC on December 23, 2005.